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                                                                     Exhibit 5.1
                                                                     -----------


INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX  75242
                                       Employer Identification Number:
Date:  April 24, 1996                       41-0617000
                                       File Folder Number:
SUPERVALU INC.                              410006107
C/O ROBERT A. SENG                     Person to Contact:
DORSEY & WHITNEY                            JAMES CELINSKI
220 SOUTH SIXTH STREET                 Contact Telephone Number:
MINNEAPOLIS, MN  55402                      (414) 798-8360
                                       Plan Name:
                                            SUPERVALU PRE-TAX SAVINGS &
                                            PROFIT SHARING PLAN
                                       Plan Number: 015


Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination letter is applicable for the amendment(s) adopted on 10-11-89 & 02-17-89.

          This determination letter is also applicable for the amendment(s) adopted on 01-20-95 & 12-15-87.

          This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.
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          This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4) -4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

          This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

          The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

          We have sent a copy of this letter to your representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                      Sincerely yours,


                                      /s/  Bobby E. Scott
                                           Bobby E. Scott
                                           District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
     for Employee Benefit Plans
Addendum


This determination letter is also applicable for the amendment(s) adopted on June 3, 1988.